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                                                                                                                        EXHIBIT 99.4


Reconciliation of Net Income to Adjusted Operating Income                                             The Charles Schwab Corporation
(In Millions)

Year Ended December 31,                            2003(9) 2002(10)  2001   2000   1999   1998   1997   1996   1995   1994   1993
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
Revenues                                           $4,087   $4,091 $4,292 $5,695 $4,405 $3,111 $2,619 $2,132 $1,789 $1,483 $1,353
    Non-operating revenue (1)                         (17)      -     (26)     -      -      -      -      -      -      -      -
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Operating Revenues                                 $4,070   $4,091 $4,266 $5,695 $4,405 $3,111 $2,619 $2,132 $1,789 $1,483 $1,353
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Net income                                         $  472   $  109 $  199 $  718 $  666 $  410 $  321 $  275 $  122 $  156 $  160
    Adjustments to reconcile net income to
       adjusted operating income:
        Other income (1)                              (17)       -    (26)     -      -      -      -      -      -      -      -
        Restructuring charges (2)                      81      358    382      -      -      -      -      -    156     50      -
        Impairment charges (3)                          5       37      -      -      -      -      -      -      -      -      -
        Acquisition- and merger-related charges:
          Compensation - retention programs             -       22     56     39      -      -      -      -      -      -      -
          Intangible asset amortization                 -        5     11      9      -      -      -      -      -      -      -
          Goodwill amortization                         -        -     52     40      -      -      -      -      -      -      -
          Merger-related                                -        -      -     69      -      -      -      -      -      -      -
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               Total acquisition- and
                   merger-related charges               -       27    119    157      -      -      -      -      -      -      -
       Other charges (4)                                -        -     20      -      -      -     39      -      -      -      -
       Loss from discontinued operations (5)            -       58     42     31     14      5      8     11      5      -      -
       Extraordinary (gain) charge (6)                  -      (22)  (221)     -      -      -      -      -      -      -     11
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          Total adjusted items                         69      458    316    188     14      5     47     11    161     50     11
       Tax benefit (7)                                (51)    (158)   (91)   (37)    (5)    (2)   (18)    (3)   (69)   (22)    (4)
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     Total adjusted items, net of tax                  18      300    225    151      9      3     29      8     92     28      7
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    Adjusted operating income, after tax (8)       $  490   $  409 $  424 $  869 $  675 $  413 $  350 $  283 $  214 $  184 $  167
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(1)  Primarily consists of pre-tax gains recorded on sales of investments.
(2)  Restructuring charges in 2003, 2002, and 2001 reflect the Company's plan to reduce operating expenses due to continued economic uncertainties  and difficult market  conditions.  These charges  primarily  include  workforce,  facilities,  systems hardware, software, and equipment reductions. Restructuring charges in 1995 and 1994 are related to USTC's sale of certain businesses.
(3)  Represents investment  write-downs related to the Company's U.K.  market-making  operation,  the sale of which was completed in
     2003.
(4)  Other pre-tax charges include a regulatory fine assessed to, and professional  service fees for operational and risk management remediation at, USTC and U.S. Trust NY in 2001, and a litigation  settlement related to the Company's Mayer & Schweitzer,  Inc.
     subsidiary in 1997.
(5)  Represents the summarized impact of the Company's sale of its U.K. brokerage subsidiary.
(6)  For 2002 and 2001, represents the gain from the sale of USTC's Corporate Trust business to The Bank of New York Company,  Inc., including amounts recognized upon satisfaction of certain client retention requirements.  For 1993, represents a charge for the early retirement of debt.
(7)  Includes a $16 million tax benefit  associated with the Company's sale of its U.K.  market-making  operation and an $11 million non-recurring tax benefit in 2003.
(8)  In evaluating the Company's financial  performance,  management uses adjusted operating income, a non-GAAP income measure which excludes items as detailed in the table above.  Management believes that adjusted operating income is a useful indicator of its ongoing financial performance, and a tool that can provide meaningful insight into financial performance without the effects of certain material items that are not expected to be an ongoing part of operations.
(9)  For the fourth quarter of 2003, net income was $148 million  compared to adjusted  operating  income after tax of $150 million.
     Adjustments to reconcile net income to adjusted operating income include $17 million of non-operating  revenue,  $20 million of restructuring  charges,  and a $1 million tax benefit.  For the first quarter of 2003,  net income was $71 million  compared to adjusted operating income after tax of $63 million. Adjustments to reconcile net income to adjusted operating income include $5 million of impairment charges, a $5 million loss from discontinued  operations,  and an $18 million tax benefit, which includes
     $16 million associated with the Company's sale of its U.K. market-making operation.
(10) For the fourth quarter of 2002, the Company had a net loss of $79 million  compared to adjusted  operating  income after tax of
     $90 million.  Adjustments to reconcile net loss to adjusted operating income include $170 million of restructuring charges, $37 million of impairment charges, a $42 million loss from discontinued operations, and an $80 million tax benefit.

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